UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2008

Alion Science and Technology Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 Tysons Boulevard, Suite 1300, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-918-4480

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

On October 1, 2008, Alion Science and Technology Corporation ("Alion" or the "Company") filed a current report on Form 8-K to report the September 30, 2008 sale of approximately $2.8 million of common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the "Trust"). The Company sold approximately 69,568 shares to the Trust at $38.35 per share for aggregate proceeds of approximately $2.7 million, the amount it actually received from the Trust. The Company issued approximately 123,564 additional shares to the Trust, at an average price per share of $38.35 as a contribution to the employee stock ownership plan ("ESOP") component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the "KSOP"). The shares of common stock were offered to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

The KSOP trustee, State Street Bank and Trust Company (the "Trustee"), retained an independent third-party valuation firm to help it determine a value for Alion’s common stock as of September 30, 2008. In its analysis, the valuation firm used discounted cash flows, public company market multiples and transaction values and multiples for acquired companies similar to Alion. The Trustee determined an offering price of $38.35 per share for Alion’s common stock as of September 30, 2008. The $38.35 share price will remain in effect until March 31, 2009, the next scheduled valuation date at the end of the Company’s standard six-month valuation period.

The following key factors contributed to the Trustee’s decision to select $38.35 as the price per share. Alion’s revenue for the fiscal year ended September 30, 2008 was substantially the same as its revenue for the twelve months ended March 31, 2008. The Company’s Adjusted EBITDA for the fiscal year ended September 30, 2008 was lower than its Adjusted EBITDA for the twelve months ended March 31, 2008. Financial projections used in the September 30, 2008 valuation analysis were lower than the projections used in the March 31, 2008 valuation analysis. The fair market value of the Company’s debt was lower at September 30, 2008 compared with March 31, 2008 primarily due to the repayment of debt and the improvement in cash collections.

The valuation firm prepared a written report, exclusively for the Trustee’s use in administering the ESOP. The report is subject to the assumptions, limitations and qualifications stated therein and in the retainer agreement between the valuation firm, the Trustee and the Company. The valuation firm relied on the accuracy and completeness of the information it reviewed, including financial projections prepared by the Company’s management. There is no assurance that, with respect to future valuations, the valuation firm used or any other financial adviser the Trustee might choose would utilize the same processes or methods in future valuations of Alion common stock or that such advisor(s) would reach conclusions similar to those contained in the current report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology Corporation

November 11, 2008	By:	Michael J. Alber

Name: Michael J. Alber
Title: Senior VP and Acting CFO